Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Encysive Pharmaceuticals Inc.:

We consent to the use of our reports with respect to the consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three-year period then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference herein.

/s/ KPMG LLP

Houston, Texas
June 13, 2005